Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287679

PROSPECTUS

Up to 6,730,376 Shares of
Common Stock

This prospectus relates to the resale from time to time of up to 6,730,376 shares of common stock, par value $0.001 per share (the “Common Stock”), of Adial Pharmaceuticals, Inc. by the Selling Stockholders identified in this prospectus (the “Selling Stockholders”), including their pledgees, assignees, donees, transferees or their respective successors-in-interest consisting of: (i) 6,507,270 shares of Common Stock issuable upon the exercise of Series B-1 warrants and Series C-1 warrants (collectively, the “New Warrants”) to purchase up to an aggregate of 6,507,270 shares of Common Stock (the “New Warrant Shares”) issued to a certain holder (the “Holder”) of existing warrants in a warrant inducement private placement transaction (the “Warrant Inducement”) pursuant to the terms of a warrant inducement agreement, dated May 2, 2025 (the “Inducement Agreement”) between us and the Holder; and (ii) 223,106 shares of Common Stock issuable upon the exercise of warrants (the “Tail Fee Warrants”) to purchase up to an aggregate of 223,106 shares of Common Stock (the “Tail Fee Warrant Shares”) issued to designees of H.C. Wainwright & Co., LLC (“Wainwright”) issued as partial compensation owed to Wainwright as a tail fee in connection with the Warrant Inducement. The Warrant Inducement closed on May 5, 2025. The Holder and the designees of Wainwright that received Tail Fee Warrants are collectively referred to herein as the “Selling Stockholders.” The New Warrants and the Tail Fee Warrants are collectively referred to herein as the “Common Warrants.” The New Warrant Shares and the Tail Fee Warrant Shares are collectively referred to herein as the “Common Warrant Shares.”

We are filing the registration statement on Form S-3 of which this prospectus forms a part to fulfill our contractual obligations to provide for the registration of the resale of the New Warrant Shares by the Holder, as well as to provide for the registration of the resale of the Tail Fee Warrant Shares by the designees of Wainwright. See “Selling Stockholders” beginning on page 8 of this prospectus for more information about the Selling Stockholders. The registration of the shares of Common Stock to which this prospectus relates does not require the Selling Stockholders to sell any of their shares of our Common Stock.

We are not offering any shares of Common Stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares of our Common Stock covered hereby. However, we will receive the proceeds from any exercise of the Common Warrants for cash. See “Use of Proceeds” beginning on page 5 of this prospectus.

The Selling Stockholders identified in this prospectus, or its pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 10 of this prospectus for more information about how the Selling Stockholders may sell their respective shares of Common Stock. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We have agreed to bear all of the expenses in connection with the registration of the Common Warrant Shares pursuant to this prospectus. The Selling Stockholders will pay or assume all commissions, discounts, fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the shares of Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ADIL”. On June 6, 2025, the last reported sale price of our Common Stock on Nasdaq was $0.5719 per share. There is no established public trading market for any of the Common Warrants and we do not expect a market to develop.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus, as described beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is June 9, 2025

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The Selling Stockholders may offer to sell, and seek offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Common Stock.

In this prospectus, the “Company,” “we,” “us,” “our” and “Adial” refer to Adial Pharmaceuticals, Inc.

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ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. Neither we nor any Selling Stockholder has authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. Neither we nor any Selling Stockholder takes any responsibility for, or provides any assurance as to the reliability of, any information other than the information in this prospectus, any accompanying prospectus supplement or in any related free-writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus and the documents incorporated by reference into this prospectus include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

The Selling Stockholders are offering the Common Warrant Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Common Warrant Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Common Warrant Shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.” Please read this prospectus carefully, together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference,” before buying any of the securities offered.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Adial,” “the Company,” “we,” “us,” “our” and similar references refer to Adial Pharmaceuticals, Inc., an entity incorporated under the laws of the State of Delaware.

Smaller Reporting Company – Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains predictive or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained in this prospectus, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from:

●	our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern;

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our need to raise substantial additional capital to fund our operations;

●	the success, cost and timing of our clinical trials;

●	our dependence on third parties in the conduct of our clinical trials;

●	our ability to obtain the necessary regulatory approvals to market and commercialize our product candidates;

●	the potential that results of preclinical and clinical trials indicate our current product candidates or any future product candidates we may seek to develop are unsafe or ineffective;

●	the results of market research conducted by us or others;

●	our ability to obtain and maintain intellectual property protection for our current product candidates;

●	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

●	the possibility that a third party may claim we have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

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●	our reliance on third-party suppliers and manufacturers;

●	the success of competing therapies and products that are or become available;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

●	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these product liability lawsuits to cause us to limit our commercialization of our product candidates;

●	market acceptance of our product candidates, the size and growth of the potential markets for our current product candidates and any future product candidates we may seek to develop, and our ability to serve those markets; and

●	the successful development of our commercialization capabilities, including sales and marketing capabilities.

Our current product candidate is undergoing clinical development and has not been approved by the Food and Drug Administration (“FDA”) or the European Commission. This product candidate has not been, nor may it ever be, approved by any regulatory agency or competent authorities nor marketed anywhere in the world.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document and the documents incorporated by reference in this prospectus, particularly in the section entitled “Risk Factors” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus are made as of the date of this prospectus and the dates of the documents incorporated by reference in this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes that are incorporated by reference into this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus. In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” “Adial” and the “Company” refer to Adial Pharmaceuticals, Inc. Except as disclosed in the prospectus, the financial statements and selected historical financial data and other financial information included in, or incorporated by reference into, this prospectus are those of Adial Pharmaceuticals, Inc.

Overview

We are a clinical-stage biopharmaceutical company focused on the development of therapeutics for the treatment or prevention of addiction and related disorders. Our investigational new drug candidate, AD04, is being developed as a therapeutic agent for the treatment of alcohol use disorder (“AUD”). AD04 was recently investigated in a Phase 3 clinical trial, designated the ONWARD trial, for the potential treatment of AUD in subjects with certain target genotypes, which were identified using our companion diagnostic genetic test. Based on our analysis of the subgroup data from the ONWARD trial, we are now focused on completing the clinical development program for AD04 in the specified genetic subgroups to meet regulatory requirements primarily in the US and secondarily in Europe/UK.

In January 2021, we expanded our portfolio in the field of addiction with the acquisition of Purnovate, LLC via a merger into our wholly owned subsidiary, Purnovate, Inc. (“Purnovate”) and in January 2023, we entered into an option agreement with Adovate LLC (“Adovate”), pursuant to which we granted to Adovate an exclusive option for Adovate or its designated affiliate to acquire all of the assets of Purnovate and to assume related liabilities and expenses. (Our then-CEO was a significant equity holder in Purnovate, LLC, so this was considered a related party transaction.) On May 8, 2023, Adovate sent a letter exercising its option effective May 16, 2023 and made payment of the $450,000 in fees due on exercise. Effective June 30, 2023, Adovate issued to us the equity stake in Adovate due on exercise of the option agreement. On August 17, 2023, a Bill of Sale, Assignment and Assumption Agreement (“Bill of Sale”) was executed between Purnovate and Adovate, transferring the Purnovate assets to Adovate, effective as of June 30, 2023. On August 17, 2023, Purnovate and Adovate also entered into a letter agreement acknowledging that Adovate acquired the assets of Purnovate effective as of June 30, 2023, pursuant to the Bill of Sale.

We have devoted the vast majority of our resources to development efforts relating to AD04, including preparation for and conducting clinical trials, providing general and administrative support for these operations and protecting our intellectual property. We expect these activities to continue to demand most of our resources for the foreseeable future.

We currently do not have any products approved for sale and we have not generated any significant revenue since our inception. From our inception through the date of this prospectus, we have funded our operations primarily through the private and public placements of debt, equity securities, at-the-market offerings and an equity line.

We will not generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for AD04, which we expect will take a number of years and is subject to significant uncertainty. We do not believe our current cash and equivalents will be sufficient to fund our operations for the next twelve months from the date of the accompanying financial statements.

Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to develop AD04.

Corporate Information

ADial Pharmaceuticals, L.L.C. was formed as a Virginia limited liability company in November 2010. ADial Pharmaceuticals, L.L.C. converted from a Virginia limited liability company into a Virginia corporation on October 3, 2017, and then reincorporated in Delaware on October 11, 2017 by merging the Virginia corporation with and into Adial Pharmaceuticals, Inc., a Delaware corporation that was incorporated on October 5, 2017 as a wholly owned subsidiary of the Virginia corporation. We refer to this as the corporate conversion/reincorporation. In connection with the corporate conversion/reincorporation, each unit of ADial Pharmaceuticals, L.L.C. was converted into shares of common stock of the Virginia corporation and then into shares of common stock of Adial Pharmaceuticals, Inc., the members of ADial Pharmaceuticals, L.L.C. became stockholders of Adial Pharmaceuticals, Inc. and Adial Pharmaceuticals, Inc. succeeded to the business of ADial Pharmaceuticals, L.L.C.

Purnovate, LLC, our wholly owned subsidiary, was formed as a Virginia limited liability company in April 2019. Purnovate, LLC converted from a Virginia limited liability company into a Virginia corporation on January 18, 2021, and reincorporated in Delaware on January 26, 2021 by merging the Virginia corporation with and into Purnovate, Inc., a Delaware corporation that was incorporated on January 20, 2021 and as a wholly owned subsidiary of Adial Pharmaceuticals, Inc. (“Adial”). The assets and business of Purnovate were sold in 2023. While we continue to own the entirety of Purnovate, Inc. shares, the Company is no longer an active entity.

Our principal executive offices are located at 4870 Sadler Rd, Suite 300, Glen Allen VA 23060, and our telephone number is (804) 487-8196. Our website address is www.adial.com. Information contained in our website does not form part of this prospectus and is intended for informational purposes only. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 4, 2025; our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as filed with the SEC on May 14, 2025; and our Current Reports on Form 8-K as filed with the SEC, as described in the section entitled “Incorporation of Documents by Reference” in this prospectus.

THE OFFERING

Issuer	Adial Pharmaceuticals, Inc.

Common stock offered by the Selling Stockholders	This prospectus covers the resale of a total of up to 6,730,376 shares of our Common Stock, consisting of: (i) 6,507,270 New Warrant Shares issuable upon the exercise of the New Warrants; and (ii) 223,106 Tail Fee Warrant Shares issuable upon the exercise of the Tail Fee Warrants

Offering price	The Selling Stockholders will sell the shares at prevailing market prices or privately negotiated prices.

Common stock outstanding immediately before this offering	8,719,695 shares

Common stock outstanding after this offering	15,450,071 shares(1)

Registration Rights	Under the terms of the Inducement Agreement, we agreed to file this registration statement with respect to the registration of the resale by the Holder of the New Warrant Shares by the 30th calendar day following the date of the Inducement Agreement. In addition, we agreed that, upon the registration statement being declared effective under the Securities Act, we will use commercially reasonable efforts to maintain the effectiveness of the registration statement until the date that the Holder no longer owns any of the New Warrants or New Warrant Shares. See “Selling Stockholders” beginning on page 8 of this prospectus for more information about the Selling Stockholders. The registration of the shares of Common Stock to which this prospectus relates does not require the Selling Stockholders to sell any of their Common Warrant Shares.

Use of Proceeds	The Selling Stockholders will receive all of the proceeds of the sale of Common Warrant Shares offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of Common Warrant Shares that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from any cash exercise of the Common Warrants. See “Use of Proceeds.” We intend to use the proceeds from any cash exercise of the Common Warrants for working capital purposes.

Plan of Distribution	The Selling Stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the Common Warrant Shares offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the Common Warrant Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Risk factors	Investing in our Common Stock involves a high degree of risk. You should carefully read and consider the information on page 4 of this prospectus set forth under the headings “Risk Factors” and all other information set forth in this prospectus and the documents incorporated herein by reference before deciding to invest in our Common Stock.

Nasdaq Capital Markets symbols	Our Common Stock is listed on Nasdaq under the symbol “ADIL.”

(1)	Except as otherwise indicated herein, the number of shares of our Common Stock to be outstanding after this offering is based on 8,719,695 shares of Common Stock outstanding as of May 28, 2025, and assumes the issuance of 6,507,270 New Warrant Shares and 223,106 Tail Fee Warrant Shares and excludes:

●	394,110 shares of Common Stock issuable as of the date hereof upon the exercise of Common Stock warrants outstanding at a weighted average exercise price of $41.19 per share (which does not include the New Warrants or the Tail Fee Warrants, which are assumed to be exercised for purposes of this prospectus);

●	1,715,000 shares of Common Stock underlying warrants exercised in May 2025, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the warrants.;

●	739,999 shares of Common Stock issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $9.64 per share; and

●	1,122,137 shares of Common Stock available for future issuance under the 2017 Equity Incentive Plan.

RISK FACTORS

Our business, results of operations and financial condition and the industry in which we operate are subject to various risks. Accordingly, investing in our securities involves a high degree of risk. This prospectus does not describe all of those risks. You should consider the risk factors described in this prospectus below, as well as those described under the caption “Risk Factors” in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, together with the other information contained or incorporated by reference in this prospectus.

We have described below and, in the documents incorporated by reference herein, the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. New risks may emerge from time to time, and it is not possible for us to predict all potential risks or to assess the likely impact of all risks. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any amendment to this prospectus or any prospectus supplement. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

Resales of our Common Stock in the public market by our stockholders as a result of this offering may cause the market price of our Common Stock to fall.

We are registering Common Stock issuable upon the exercise of the Common Warrants. Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. The issuance of new shares of Common stock could result in resales of our Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities exercisable or convertible into Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results.

You will experience immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering and may experience additional dilution in the future.

Assuming that the New Warrant Shares and the Tail Fee Warrant Shares are sold at the exercise price of the New Warrants and the Tail Fee Warrants, respectively, the sale price of the Common Warrant Shares will be substantially higher than the pro forma as adjusted net tangible book value per share of our Common Stock after giving effect to this offering. Assuming the sale of (i) 6,507,270 shares of Common Stock by the Holder at the New Warrants’ exercise price of $0.74 per share and (ii) 223,106 shares of Common Stock by the holders of the Tail Fee Warrants and the Tail Fee Warrants’ exercise price of $0.925 per share, you will incur immediate dilution in pro forma as adjusted net tangible book value of approximately (i) $0.19 per share if you purchase from the Holder or (ii) 0.375 per share if you purchase from the holders of the Tail Fee Warrants. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued under outstanding options and warrants at exercise prices lower than the public offering price of our Common Stock in this offering, you will incur further dilution.

The issuance of Common Stock to the Selling Stockholders may cause substantial dilution to our existing stockholders, and the sale of such Common Warrant Shares acquired by the Selling Stockholders could cause the price of our Common Stock to decline.

We are registering for resale by the Selling Stockholders up to 6,730,376 shares of Common Stock, consisting of (i) 6,507,270 shares of Common Stock issuable upon the exercise of the New Warrants; and (ii) 223,106 shares of Common Stock issuable upon the exercise of the Tail Fee Warrants. The issuance of the Common Warrant Shares upon the exercise of the Common Warrants by the Selling Stockholders may cause substantial dilution to our existing stockholders. The price per share of our Common Stock, together with the number of shares of Common Stock we propose to issue upon exercise of the Common Warrants and will ultimately issue if this offering is completed, may result in an immediate decrease in the market price of our Common Stock. This decrease may continue after the completion of this offering. Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

We have not designated any portion of the net proceeds from the exercise of Common Warrants to be used for any particular purpose. Accordingly, our management will have broad discretion as to the use of the net proceeds, if any, and you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for our company. Our management’s judgment may not result in positive returns on your investment and you will not have the opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds of the sale of the Common Warrant Shares offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of the Common Warrant Shares that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the cash exercise of the Common Warrants to the extent such Common Warrants are exercised for cash. We currently intend to use these net proceeds for general corporate purposes, which may include operating expenses, research and development, including clinical and pre-clinical testing of our product candidates, working capital, future acquisitions and general capital expenditures. We have not determined the amount of net proceeds to be used specifically for any of such purposes.

The expected use of net proceeds from the cash exercise of the Common Warrants represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We have no current agreements, commitments or understandings for any material acquisitions or licenses of any products, businesses or technologies that are definitive or probable to close.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our Common Stock to be sold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, the Selling Stockholders will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our Common Stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock and we do not currently intend to pay any cash dividends on our Common Stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business rather than to pay cash dividends on our Common Stock. Any future determination to pay dividends, if any, on our Common Stock will be at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock or by negotiations between the Selling Stockholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

If you invest in our securities, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our Common Stock and the pro forma net tangible book value per share of our Common Stock after giving effect to this offering.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after the completion of this offering. Our net tangible book value per share as of March 31, 2025 was $2.1 million, or $0.32 per share of Common Stock. Our pro forma net tangible book value as of March 31, 2025 was $4.4 million or $0.42 per share. Pro forma net tangible book value represents net tangible book value adjusted to take into account the issuance, subsequent to March 31, 2025, of (i) 3,718,440 shares of Common Stock upon exercise of the Existing Warrants (as defined below) and receipt of net proceeds of approximately $2.25 million in connection with the Warrant Inducement, (ii) the New Warrants and the Tail Fee Warrants to purchase up to an aggregate of 6,730,376 shares of Common Stock and (iii) 66,667 shares pursuant to an Equity Purchase Agreement with Alumni Capital, LLC for consideration of $42,396. After giving effect to the pro forma adjustments described in the preceding sentence and (a) the assumed exercise of the New Warrants for the underlying 6,507,270 shares of Common Stock; (b) the assumed exercise of the Tail Fee Warrants for the underlying 223,106 shares of Common Stock; and (c) our assumed receipt of $5.0 million in estimated net proceeds from the exercise of the New Warrants and Tail Fee Warrants, and assuming all such sales and issuances were made on March 31, 2025, our pro forma as adjusted net tangible book value as of March 31, 2025 would have been $9.4 million, or approximately $0.55 per share of our Common Stock. This would result in an immediate increase in pro forma as adjusted net tangible book value to our existing stockholders and an immediate dilution in pro forma net tangible book value to investors purchasing securities in the offering from the Selling Stockholders, assuming such purchasers pay an amount per share equal to the exercise price of either the New Warrants or the Tail Fee Warrants.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Public offering price per share, assuming that such price is equal to the exercise price of the New Warrants		$0.74
Public offering price per share, assuming that such price is equal to the exercise price of the Tail Fee Warrants		$0.925
Historical net tangible book value per share as of March 31, 2025	$0.32
Increase in net tangible book value per share attributable to pro forma adjustments	$0.10
Pro forma net tangible book value per share	$0.42
Increase in pro forma net tangible book value per share attributable to this offering	$0.13
Pro forma as adjusted net tangible book value per share after this offering		$0.55
Dilution in net tangible book value per share to investors purchasing from the Holder, assuming that such purchases occur at a price equal to the exercise price of the New Warrants		$0.19
Dilution in net tangible book value per share to investors purchasing from holders of Tail Fee Warrants, assuming that such purchases occur at a price equal to the exercise price of the Tail Fee Warrants		$0.375

The table and discussion above are based on 6,649,588 shares of Common Stock issued and outstanding as of March 31, 2025, and excludes:

●	4,201,568 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase Common Stock at a weighted average exercise price of $8.45 per share;

●	739,999 shares of Common Stock issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $9.64 per share; and

●	1,122,137 shares of Common Stock available for future issuance under the 2017 Equity Incentive Plan.

DESCRIPTION OF THE WARRANT INDUCEMENT

The Warrant Inducement Transaction

On May 2, 2025, we entered into the Inducement Agreement with the Holder of Series B Common Stock Purchase Warrants to purchase 1,418,440 shares of common stock, par value $0.001 per share (the “Common Stock”) issued on October 24, 2023 (the “Series B Warrants”) and Series C Common Stock Purchase Warrants to purchase 2,300,000 shares of Common Stock issued on March 4, 2024 (the “Series C Warrants” and, together with the Series B Warrants, the “Existing Warrants”). Pursuant to the Inducement Agreement, the Holder of the Existing Warrants agreed to exercise for cash the Existing Warrants to purchase an aggregate of 3,718,440 shares of Common Stock at a reduced exercise price of $0.74 per share. The transactions contemplated by the Inducement Agreement closed on May 5, 2025. We received aggregate gross proceeds of approximately $2.75 million, before deducting financial advisory fees and other expenses payable by us.

In consideration of the Holder’s immediate exercise of the Existing Warrants in accordance with the Inducement Agreement, we issued unregistered Series B-1 warrants (the “Series B-1 Warrants”) to purchase up to 2,482,270 shares of Common Stock (the “Series B-1 Warrant Shares”) and Series C-1 warrants (the “Series C-1 Warrants” and, together with the Series B-1 Warrants, the New Warrants) to purchase up to 4,025,000 shares of Common Stock (the “Series C-1 Warrant Shares” and, together with the Series B-1 Warrants, the New Warrant Shares).

In addition, pursuant to the Inducement Agreement, and subject to certain exceptions, we agreed not to, until 30 days from the closing of the transactions contemplated by the Inducement Agreement, (i) enter into or effect any issuance of common stock or Common Stock Equivalents (as defined in the Inducement Agreement), or (ii) file any registration statement or any amendment or supplement to any existing registration statement, subject to certain exceptions.

We agreed in the Inducement Agreement to file a registration statement to register the resale of the New Warrant Shares (the “Resale Registration Statement”) on or before thirty (30) days from the initial closing of the transactions contemplated by the Inducement Agreement, and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within sixty (60) days (or, in the event of a full review, ninety (90) calendar days) following the date of filing the Resale Registration Statement.

A.G.P./Alliance Global Partners (“AGP”) served as our financial advisor in connection with the transactions described in the Inducement Agreement, and we paid AGP a financial advisory fee of $160,561.65 for the issuance and sale of securities covered by the Inducement Agreement and $25,000 for legal fees.

In addition, we paid a tail fee to Wainwright equal to 8% of the gross proceeds from the transactions and issued to Wainwright and its designees, as a tail fee, the Tail Fee Warrants, consisting of Placement Agent Series B-1 Common Stock Purchase Warrants and Placement Agent Series C-1 Common Stock Purchase Warrants, to purchase up to an aggregate of 223,106 shares of Common Stock, which Tail Fee Warrants have the same terms as the Common Warrants, except that they have an exercise price of $0.925 per share.

Terms of the New Warrants

The New Warrants have an exercise price of $0.74 per share, subject to adjustment as provided in the New Warrants, will be exercisable at any time on or after the date on which the Company receives stockholder approval of the exercisability of the New Warrants and the issuance of the New Warrant Shares upon exercise thereof (the “Stockholder Approval Date”) and have a term of exercise of, for the Series B-1 Warrants, five (5) years from the Stockholder Approval Date and, for the Series C-1 Warrants, eighteen (18) months from the Stockholder Approval Date.

If at the time of exercise on a date that is after six (6) month anniversary of the issuance date of the New Warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the New Warrant Shares by the Holder, then the New Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise.”

The exercise price and the number of shares of Common Stock issuable upon exercise of each New Warrant are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. In the event of a fundamental transaction, as described in the New Warrants, the holders of the New Warrants will be entitled to receive upon exercise of the New Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the New Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its New Warrants at the Black Scholes Value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the New Warrant, that is being offered and paid to the holders of common stock in connection with the fundamental transaction.

We may not effect the exercise of New Warrants, and the applicable Holder will not be entitled to exercise any portion of any such New Warrants, which, upon giving effect to such exercise, would cause the aggregate number of shares of common stock beneficially owned by the holder of such New Warrants (together with its affiliates) to exceed 4.99% or 9.99%, as applicable, of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such New Warrants.

Except as otherwise provided in the New Warrants or by virtue of the Holder’s ownership of shares of common stock, such holder of New Warrants does not have the rights or privileges of a holder of common stock, including any voting rights, until such holder exercises such holder’s New Warrants. The New Warrants will provide that the holders of the New Warrants have the right to participate in distributions or dividends paid on shares of common stock.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are the New Warrant Shares issuable to the Holder upon exercise of the New Warrants and the Tail Fee Warrant Shares issuable to designees of Wainwright upon exercise of the Tail Fee Warrants. For additional information regarding the issuance of the Common Warrants, see “Description of the Warrant Inducement” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the New Warrant Shares and Tail Fee Warrant Shares for resale from time to time.

Except as follows, the Selling Stockholders have not had any material relationship with us within the past three years other than the ownership of their respective Common Warrants and Common Warrant Shares:

●	On April 18, 2024, we entered into an At the Market Offering Agreement (the “ATM Agreement”) with Wainwright providing for sale of our shares of common stock, from time to time, through Wainwright. During the year ended December 31, 2024, we used this ATM Agreement to sell 2,348,520 shares of common stock for net proceeds of approximately $4 million, after fees and expenses.

●	On March 1, 2024, we entered into a warrant inducement agreement (the “2024 Inducement Agreement”) with the Holder, pursuant to which the Holder agreed to exercise for cash existing warrants to purchase up to approximately 1,150,000 shares of Common Stock, at an exercise price of $2.82 per share, and we issued to the Holder Series C Warrants to purchase 2,300,000 shares of Common Stock (the “2024 Inducement”). The transactions contemplated by the 2024 Inducement Agreement closed on March 6, 2024, and we received aggregate gross proceeds of approximately $3.5 million, before deducting placement agent fees and other expenses payable by us. Wainwright served as placement agent in connection with the 2024 Inducement, and upon the closing thereof we paid to Wainwright (i) a cash fee equal to 7.0% of the aggregate gross proceeds of the 2024 Inducement, (ii) a management fee of 1.0% of the aggregate gross proceeds of the 2024 Inducement, (iii) a non-accountable expense allowance of $25,000, and (iv) $50,000 for legal fees and other out-of-pocket expenses, and we issued to Wainwright or its designees warrants to purchase up to 69,000 shares of Common Stock.

●	On October 19, 2023, we entered into a securities purchase agreement (the “Purchase Agreement”) with the Holder pursuant to which we issued and sold, in a private placement (the “2023 Private Placement”), (i) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,418,440 shares of Common Stock with an exercise price of $0.001 per share, (ii) series A warrants (the “Series A Warrants”) to purchase up to 1,418,440 shares of our Common Stock at an exercise price of $2.82 per share, and (iii) Series B warrants to purchase up to 1,418,440 shares of our Common Stock at an exercise price of $2.82 per share. The combined purchase price for one Pre-Funded Warrant and the accompanying warrants was $2.819. The net proceeds to us from the 2023 Private Placement were approximately $3.4 million, after deducting placement agent fees and expenses and estimated offering expenses payable by us. Wainwright served as placement agent in connection with the 2023 Private Placement, and upon the closing thereof we paid to Wainwright (i) a cash fee equal to 7.0% of the aggregate gross proceeds of the 2023 Private Placement, (ii) a management fee of 1.0% of the aggregate gross proceeds of the 2023 Private Placement, (iii) a non-accountable expense allowance of $25,000, and (iv) $50,000 for legal fees and other out-of-pocket expenses, and we issued to Wainwright or its designees warrants to purchase up to 85,106 shares of Common Stock.

The table below lists the Selling Stockholders and provides information regarding their beneficial ownership of shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on its ownership of the shares of Common Stock, the Common Warrants and Common Warrant Shares issuable upon exercise of Common Warrants after the transactions described in the section entitled, “Description of the Warrant Inducement,” as of May 28, 2025, assuming exercise of the Common Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises. The third column lists the maximum number of shares of Common Stock being offered pursuant to this prospectus by the Selling Stockholders, also without regard to any limitations on exercises.

In accordance with the terms of the Inducement Agreement, this prospectus generally covers the resale of the maximum number of Common Warrant Shares issuable upon exercise of the Common Warrants, determined as if the outstanding Common Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the Common Warrants. The fourth and fifth columns assume the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Common Warrants, the Selling Stockholders may not exercise the Common Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock that would exceed 4.99% or 9.99%, as applicable, of our outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and third columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold in this Offering(1)	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Offering(2)
Armistice Capital, LLC(3)(4)	9,216,271	6,507,270	2,709,001	9.99%
Michael Vasinkevich(5)	241,887	143,067	98,820	*
Noam Rubinstein(5)	118,822	70,279	48,543	*
Craig Schwabe(5)	12,731	7,530	5,201	*
Charles Worthman(5)	3,772	2,230	1,542	*

*	Ownership of less than 1%.

(1)	The Common Warrants are subject to a beneficial ownership limitation of 4.99%, which in each case restricts the Selling Stockholders from exercising that portion of the Common Warrants that would result in the Selling Stockholders and their affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The number of shares set forth in the above table does not reflect the application of this limitation.

(2)	Calculated based on 15,450,071 shares of Common Stock, which includes 8,719,695 shares of Common Stock outstanding on May 28, 2025 together with the 6,730,376 shares of Common Stock issuable upon exercise of the Common Warrants.

(3)	Consists of (i) 2,482,270 shares issuable upon the exercise of the Series B-1 Warrants, (ii) 4,025,000 shares issuable upon the exercise of the Series C-1 Warrants, (iii) 834,885 shares of Common Stock, (iv) 1,715,000 shares issuable on the exercise of pre-funded warrants to purchase Common Stock, and (v) 159,115.52 shares of Common Stock issuable on the exercise of previously issued warrants to purchase common stock. The previously issued pre-funded warrants are each subject to a beneficial ownership limitation of 9.99%, and the Series B-1 Warrants, the Series C-1 Warrants, and the previously issued warrants are subject to a beneficial ownership limitation of 4.99%, which in each case restricts the Investor Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The numbers of shares set forth in the second, third, and fourth columns of the above table do not reflect the application of these limitations.

(4)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholders from exercising that portion of the warrants that would result in the Selling Stockholders and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. Is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, New York 10022.

(5)	Each of these Selling Stockholders is affiliated with H.C. Wainwright & Co., LLC. H.C. Wainwright & Co., LLC is a registered broker dealer and has a registered address of c/o H.C. Wainwright & Co., LLC 430 Park Ave, 3rd Floor, New York, NY 10022. H.C. Wainwright & Co., LLC has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of Tail Fee Warrants and warrants received as compensation in connection with the 2024 Inducement and the 2023 Private Placement. H.C. Wainwright & Co., LLC acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, H.C. Wainwright & Co., LLC had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities are “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the Selling Stockholders do not own any New Common Warrants or New Common Warrant Shares as applicable.

Pursuant to applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of our Common Stock being offered by this prospectus have been passed upon for us by Blank Rome LLP, New York, New York.

EXPERTS

The financial statements of Adial Pharmaceuticals, Inc. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, incorporated by reference in this registration statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern). Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we, the Selling Stockholders nor any agent, underwriter or dealer has authorized any person to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We also make these documents available on our website at https://www.adial.com/. Information on our website is not incorporated by reference into this prospectus. We make available on our website our SEC filings as soon as reasonably practicable after those reports are filed with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-38323):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 4, 2025;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 14, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on February 25, 2025, March 7, 2025, March 21, 2025, May 1, 2025, May 7, 2025, and May 15, 2025.

●	The description of our Common Stock set forth in (i) our registration statements on Form 8-A12B, filed with the SEC on December 11, 2017 and Form 8-A12B/A filed with the SEC on July 23, 2018 (File No. 001-38323) and (ii) Exhibit 4.19—Description of Securities to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Adial Pharmaceuticals, Inc.
4870 Sadler Road, Ste 300
Glen Allen, VA 23060
Telephone (804) 487-8196
Attention: Corporate Secretary

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://ir.adial.com/sec-filings. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or any accompanying prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

Up to 6,730,376 Shares of

Common Stock

PROSPECTUS